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                AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK OF
     WATERMARC FOOD MANAGEMENT CO. (FORMERLY BILLY BLUES FOOD CORPORATION)

         Pursuant to the terms of the First Amendment to Purchase Agreement dated as of March 31, 1996, among Watermarc Food Management Co., a Texas corporation formerly known as Billy Blues Food Corporation (the "Company") and the holders of the Warrants to Purchase Common Stock of the Company expiring on December 31, 1999 (the "Warrants") the initial Exercise Price (as defined in the Warrants) shall be $1.00.